Exhibit 12

STATEMENT REGARDING COMPUTATION OF RATIOS(1)

			Year Ended December 31,
		Three Months Ended March 31, 2013	2012	2011	2010	2009	2008
		(in thousands of euros, except ratios)

	Earnings
1	Income before taxes, minority interest and extraordinary items	1,481,951	1,658,985	3,769,671	6,421,735	5,735,579	5,769,000
2	Add: Interest expenses and preferred dividend	951,224	5,211,821	5,781,535	4,681,972	5,531,593	8,482,556

3	Earnings excluding Interest on deposits	2,433,175	6,870,806	9,551,206	11,103,707	11,267,172	14,251,556
4	Add: Interest on deposits	1,532,041	5,729,255	5,053,090	3,628,773	4,572,194	8,825,163

5	Earnings including Interest on deposits	3,965,216	12,600,061	14,604,296	14,732,480	15,839,366	23,076,719
	Fixed Charges
6	Fixed Charges excluding Interest on deposits (Line 2)	951,224	5,211,821	5,781,535	4,681,972	5,531,593	8,482,556
7	Add: Interest on deposits (Line 4)	1,532,041	5,729,255	5,053,090	3,628,773	4,572,194	8,825,163

8	Fixed Charges including Interest on deposits	2,483,265	10,941,076	10,834,625	8,310,745	10,103,787	17,307,719
	Consolidated Ratios of Earnings to Fixed Charges
	Including Interests on deposits (Line 5 / Line 8)	1.60	1.15	1.35	1.77	1.57	1.33
	Excluding Interest on deposits (Line 3 / Line 6)	2.56	1.32	1.65	2.37	2.04	1.68

(1)	For the purposes of calculating ratios of earnings to fixed charges, earnings consist of income before taxes for the period relating to continuing operations, minority interests and extraordinary items, plus fixed charges. Fixed charges for these purposes consist of interest expenses from financial liabilities that include debt certificates, subordinated liabilities and deposits.